UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report April 19, 2012

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 19, 2012, CH2M HILL Companies, Ltd. entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with each of the financial institutions party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent and Swing Line Lender (the “Agent”), and several subsidiaries of CH2M HILL, as Borrowers and Subsidiary Guarantors, providing for an unsecured revolving credit facility in an amount of up to $900 million. Subject to certain conditions, at any time prior to the date that is thirty days before the maturity date of the Credit Agreement, CH2M HILL will be able to invite existing and new lenders to increase the amount available to be borrowed under the Credit Agreement by up to $200 million, which may be either a term or revolving loan. The revolving credit facility has a subfacility for the issuance of standby letters of credit in a face amount up to $500 million, a subfacility of up to $300 million for multicurrency borrowings and a subfacility of up to $50 million for swingline loans. The facility will be available to CH2M HILL and its subsidiaries to refinance certain indebtedness, and to pay fees, commissions and expenses in connection with the Credit Agreement and for general corporate purposes.

Revolving loans under the Credit Agreement bear interest, at the Company’s option, at a rate equal to either (i) the base rate plus a margin based on the ratio of CH2M HILL’s consolidated leverage ratio or (ii) the eurodollar rate, based on interest periods of one, two, three or six months, plus a margin based on the ratio of CH2M HILL’s consolidated leverage ratio. The base rate is defined as the highest of (i) the “Federal Funds Rate,” as published from time to time by the Federal Reserve Bank of New York, plus 0.5%, (ii) the Agent’s “prime rate” in effect from time to time, and (iii) the one month LIBOR rate in effect from time to time, plus 1.0%.  CH2M HILL’s “consolidated leverage ratio” on any date is the ratio of CH2M HILL’s consolidated total funded debt to its consolidated adjusted earnings before interest, taxes, depreciation and amortization for the preceding four fiscal quarters.  The definition of consolidated adjusted earnings before interest, taxes, depreciation and amortization was amended to allow for the addition of, among other things, all expenses associated with the non-cash portion of all share-based compensation.  CH2M HILL is also obligated to pay other customary closing fees, commitment fees and letter of credit fees customary for a credit facility of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until April 19, 2017, at which time all amounts borrowed must be repaid.  Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of eurodollar rate loans with interest periods greater than three months) with respect to eurodollar rate loans.  CH2M HILL may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of eurodollar rate loans.

The Credit Agreement contains customary representations and warranties and conditions to borrowing.  The Credit Agreement also includes customary affirmative and negative covenants, including covenants that limit or restrict CH2M HILL’s and its subsidiaries’ ability to incur indebtedness and other obligations, grant liens to secure their obligations, make investments, merge or consolidate, dispose of assets outside the ordinary course of business, enter into transactions with affiliates, and make certain kinds of payments, in each case subject to customary exceptions for a credit facility of this size and type.  CH2M HILL is also required to comply with a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio.

The Credit Agreement includes customary events of default that include failure to make payments due under the credit agreement, failure to comply with the covenants in the credit agreement, inaccuracy of representations and warranties, cross default to other indebtedness in excess of specified amounts, bankruptcy and insolvency filings by or against CH2M HILL or any of its subsidiaries that is a party to the credit agreement or a material subsidiary for purposes of the credit agreement, judgment defaults in excess of specified amounts and a change of control default, among others. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.  Under certain circumstances, a default interest rate, at a per annum rate equal to 2.00% above the rate at which interest accrues on base rate loans will apply on all obligations while an event of default is continuing.

CH2M HILL’s prior credit facility with the Agent and Lenders is deemed to be continued, and not to have been repaid or terminated upon the effectiveness of the Credit Agreement, and all loans and other extensions of credit under the prior credit facility continue to remain outstanding and will be due and payable at the time and in the manner provided by the Credit Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 19, 2012, CH2M HILL entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL Companies, Ltd.

Date: April 24, 2012	By:	/s/ Margaret B. McLean
Margaret B. McLean
	Its:	Senior Vice President, Chief Legal Officer
and Corporate Secretary